Exhibit 99.1

SPX FLOW Appoints Sonya Roberts to Board of Directors

CHARLOTTE, N.C., January 21, 2021 -- SPX FLOW, Inc. (NYSE:FLOW), a leading provider of process solutions, has appointed Sonya McCullum Roberts as an additional independent director effective January 19, 2021.

“Ms. Roberts brings an attractive combination of P&L ownership, business marketing, customer focus and leadership experience to SPX FLOW,” said Anne Altman, Board of Directors Member and Chair of the Nominating & Governance Committee. “Her strong knowledge of the food and industrial markets, along with her track record of driving strategic investments to fuel growth, align well with SPX FLOW’s strategy.”

Ms. Roberts is the President and Group Leader for the Salt business at Cargill Incorporated, where she has held several leadership positions for the past 12 years. Prior to joining Cargill, she spent 19 years at ConocoPhillips. She holds a bachelor’s degree in Business Administration from the University of North Texas.

As part of the SPX FLOW Board, Ms. Roberts will be a member of the Audit, Compensation and Nominating & Governance Committees.

SPX FLOW was advised in the search by Egon Zehnder.

About SPX FLOW, Inc.
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) innovates with customers to help feed and enhance the world by designing, delivering and servicing high value process solutions at the heart of growing and sustaining our diverse communities. The company's product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of sanitary and industrial markets. SPX FLOW had approximately $1.5 billion in 2019 annual revenues and has operations in more than 30 countries and sales in more than 140 countries. To learn more about SPX FLOW, please visit www.spxflow.com.

Media Contact:
Melissa Buscher
Chief Communications Officer
Melissa.buscher@spxflow.com
704-449-9187